EXHIBIT 10.20

MARTIN MARIETTA MATERIALS, INC.

OPTION AWARD AGREEMENT

     THIS OPTION AWARD AGREEMENT, made as of ___, between Martin Marietta Materials, Inc., a North Carolina corporation (the “Corporation”), and ___ ___(the “Employee”).

1. GRANT

     Pursuant to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Plan”), the Corporation hereby grants the Employee the option to purchase, on the terms and conditions contained in this Award Agreement ___ shares of Martin Marietta Materials, Inc. common stock (“Stock”), at a purchase price per share equal to ___ (the “Exercise Price”), subject to the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof with the same effect as if set forth herein. The term “Option” or “Options” as used in this Award Agreement refers only to the options awarded to you under this Award Agreement.

2. EXERCISE RIGHTS

     Subject to the terms and conditions hereof and of the Plan, the Options granted hereby shall become exercisable as follows:

Number of Shares
Exercise Date	First Exercisable

provided that the Employee is employed by the Corporation on the date any such installment first becomes exercisable. Notwithstanding the foregoing, upon the occurrence of an event specified in Section 11 hereof, this Option shall be fully exercisable without limitation for the 90-day period specified therein.

3. TRANSFERABLE ONLY UPON DEATH

     This Option shall not be assignable or transferable by an Employee except by will or the laws of descent and distribution and shall be exercisable during the Employee’s lifetime only by such Employee or, if legally incapacitated, by his or her guardian or authorized representative.

4. OPTION PRICE

     The Exercise Price of the Options granted hereunder is ___, subject to adjustment under the Plan. The Exercise Price of an Option must be paid in cash.

5. TERM

     Once an installment of the Option becomes exercisable pursuant to Section 2 herein, it shall continue to be exercisable until, but not including, ___ (the “Expiration Date”). Any portion of this Option that is not exercised prior to the Expiration Date shall be automatically canceled on the Expiration Date.

6. TERMINATION, RETIREMENT, DISABILITY OR DEATH

(a)	Termination

     If an Employee’s employment with the Corporation is terminated, whether by the Employee or by the Corporation, and in the latter case whether with or without cause, then (i) Options which are not vested on the effective date of such termination shall expire upon such termination and (ii) those Options which are vested on the effective date of such termination shall expire ninety (90) calendar days thereafter.

(b)	Early Retirement

     If an Employee retires from the Corporation prior to reaching age 62 but on or after reaching age 55, then (i) Options which are not vested on the effective date of such retirement shall expire on the second business day thereafter and (ii) those Options which are vested on the effective date of such retirement shall expire ninety (90) calendar days thereafter; provided, however, that, in the sole discretion of the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) or (for persons not subject to Section 16 of the Securities Exchange Act of 1934, as amended) the Board of Directors or the Chief Executive Officer, the terms of all outstanding Options shall be unaffected by such early retirement.

(c)	Retirement or Disability

     If an Employee retires from the Corporation after reaching age 62 or ceases active employment with the Corporation as the result of a disability under circumstances entitling the Employee to the commencement of benefits under a long-term disability plan maintained by the Corporation, then the terms of all outstanding Options shall be unaffected by such retirement or disability.

(d)	Death

     If an Employee dies, without regard to whether the Employee was at the time of death still in the employ of the Corporation, then the vesting date of all outstanding Options shall be accelerated so as to cause all outstanding Options to become exercisable. Following the death of an Employee, without regard to the expiration dates otherwise provided in the foregoing provisions, all outstanding exercisable Options shall expire one (1) year following the date of the Employee’s death. In such event, the Options may be exercised by the authorized representative of the Employee’s estate.

7. LIMITATIONS ON EXERCISE

     Notwithstanding any other provisions herein, no Option may be exercised under any circumstances less than six months or more than ten years after the date of grant thereof. In addition, no Option granted hereunder may be exercised to purchase fewer than 100 shares unless fewer than 100 shares remain unexercised in this specific option grant.

8. MANNER OF EXERCISE

     This Option may be exercised, in whole or in part, in accordance with the procedure specified by the Committee from time to time pursuant to Section 7 of the Plan, provided that written notice of exercise, in a form satisfactory to the Committee, be delivered to the Corporation specifying the number of shares as to which the Option is being exercised, subject to the limitation in Section 7 hereof. Full payment of the Exercise Price shall accompany the notice of Option. Payment accompanying the notice of Option must be made in cash or its equivalent (including personal check).

9. EMPLOYEE’S REPRESENTATION

     The issuance of Shares upon any exercise of this Option may be postponed until (a) the Corporation has completed the registration, stock exchange listing or other qualification, if any, of such Stock under federal and state laws, rules and regulations, or such other arrangements as are deemed appropriate or (b) Shares in the open market have been acquired in compliance with federal and state laws, rules and regulations sufficient in number to issue pursuant to such exercise. The Employee or other person exercising this Option may be required to make such representations, enter into such agreements and undertakings, including but not limited to execution of stock powers, and furnish such information and other documents as it may consider appropriate and in compliance with applicable law.

10. TAX WITHHOLDING

     At the time of exercise, the Corporation will withhold applicable taxes as required by law. An Employee must pay the withholding tax in cash at the time of exercise, or, subject to the continuing approval of the Committee, may elect to have shares applied to satisfy the withholding obligation. If the Employee is an Insider, the Employee’s ability to elect to satisfy his/her withholding obligations by applying shares may be limited by the federal securities laws. To the extent that cash is not timely tendered, an Employee will be deemed to have elected to pay the withholding tax in Stock. If the Employee is an Insider, in situations where the federal securities laws limit the Employee’s ability to elect such treatment, having such treatment deemed to occur may have adverse consequences. Stock tendered in satisfaction of the withholding obligation will be valued at the Fair Market Value determined by the closing price as of the most recent closing prior to exercise as such closing price is reported in the Wall Street Journal. Withholding will be at the minimum rate prescribed by law; therefore, an Employee may owe additional taxes as a result of the exercise of an Option. An Employee who is paying the withholding tax in cash may pay the withholding at greater than the minimum rate. An Employee who elects to have shares applied to satisfy the withholding obligation may not request tax to be withheld at greater than the minimum rate.

11. CHANGE IN CONTROL

     In the event of a change in control of the Corporation, as defined in Section 10 of the Plan, then the vesting date of all outstanding Options shall be accelerated so as to cause all outstanding Options to become exercisable.

12. AMENDMENT AND TERMINATION OF PLAN OR AWARDS

     As provided in Section 8 of the Plan, subject to certain limitations contained within Section 8, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Committee may at any time alter or amend all Award Agreements under the Plan. Notwithstanding Section 8 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of this Award Agreement shall, except with your express written consent, adversely affect any Option granted under this Award Agreement.

13. EXECUTION OF AWARD AGREEMENT

     No Option granted under this Award Agreement is exercisable nor is this Award Agreement enforceable until this Award Agreement has been fully executed by this Corporation and the Employee. By executing this Award Agreement, the Employee shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board of Directors or their delegates.

14. MISCELLANEOUS

(a)	For the purpose of calculating the expiration date of Options granted under this Award Agreement, all Options will be deemed to expire at 4:30 p.m. Eastern Time on the day of expiration. Further, if the day an Option would otherwise expire is not a business day then such Options will be deemed to expire at 4:30 p.m. Eastern Time on the next succeeding business day. For this purpose, the term business day shall be deemed to mean a day upon which the Corporation is conducting business.

(b)	An Employee on leave of absence will be considered as still in the employ of the Corporation unless otherwise provided in an agreement between the Employee and the Corporation.

(c)	Nothing contained in this Award Agreement or in any Option granted hereunder shall confer upon any Employee any right of continued employment by the Corporation, expressed or implied, nor limit in any way the right of the Corporation to terminate the Employee’s employment at any time.

(d)	An Employee or the person or persons to whom the Employee’s rights under this Option shall have passed by will or by the laws of descent and distribution, as the case may be, shall have no rights as a shareholder with respect to any securities covered by this Award Agreement until the date the Employee becomes the holder of record.

(e)	Except as provided under Section 6(d) herein, neither this Option nor any of the rights or obligations hereunder shall be assigned or delegated by either party hereto.

15. NOTICES

     Notices and all other communications provided for in this Award Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Employee, to the address set forth in the first paragraph in this Award Agreement.

     If to the Corporation, to:

     Martin Marietta Materials, Inc.
     2710 Wycliff Road
     Raleigh, North Carolina 27607
     Attn: Corporate Secretary

or to such other address or such other person as the Employee or the Corporation shall designate in writing in accordance with this Section 15, except that notices regarding changes in notices shall be effective only upon receipt.

16. GOVERNING LAW

     This Award Agreement shall be governed by the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed and the Employee has hereunto set his hand as of the day and year first above written.

Martin Marietta Materials, Inc.
By:
Corporate Secretary

Employee
(Employee’s Signature)